Exhibit 99.1

Aquantia Announces Fourth Quarter and Full Year 2017 Results

Q4 2017 Revenue up 22 percent from Q4 2016 and Full Year 2017 Revenue up 19 percent from 2016

San Jose, Calif. – February 8, 2018 – Aquantia Corp., (NYSE: AQ), a leader in high-speed, Multi-Gigabit Ethernet connectivity solutions, today announced financial results for its fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Highlights:

•	Revenue for the three months ended December 31, 2017 of $27.8 million, an increase of 4 percent sequentially and 22 percent year-over-year;

•

Revenue by market for the three months ended December 31, 2017: Data Center revenue of $17.1 million, Enterprise Infrastructure revenue of $9.0 million, Access revenue of $1.7 million, and Automotive revenue of $55 thousand;

•	Gross margin of 58 percent for the three months ended December 31, 2017, compared to 57 percent for the three months ended September 30, 2017;

•	Operating loss of $1.0 million for the three months ended December 31, 2017, and non-GAAP operating loss of $0.3 million for the same period; and
•	Net loss per diluted share of $0.05 for the three months ended December 31, 2017, and non-GAAP net loss per diluted share of $0.03 for the same period.

Fourth Quarter 2017 Results

Total revenue for the fourth quarter 2017 was $27.8 million, an increase of 4 percent compared to $26.7 million in the prior quarter, and an increase of 22 percent compared to $22.8 million in the fourth quarter 2016. Total revenue by market for the fourth quarter 2017 consisted of Data Center revenue of $17.1 million, Enterprise Infrastructure revenue of $9.0 million, Access revenue of $1.7 million, and Automotive revenue of $55 thousand.  Total revenue by market for the fourth quarter 2016 consisted of Data Center revenue of $18.3 million, Enterprise Infrastructure revenue of $4.3 million and Access revenue of $0.2 million.

Gross profit for the fourth quarter 2017 was $16.1 million, or 58 percent of revenue, compared to $15.1 million, or 57 percent of revenue, in the prior quarter, and $14.0 million, or 62 percent of revenue, in the fourth quarter 2016. Operating expenses in the fourth quarter 2017 were $17.1 million, compared to $16.0 million in the prior quarter and $12.5 million in the fourth quarter 2016.

Loss from operations for the fourth quarter 2017 was $1.0 million, or 4 percent of revenue, compared to $0.9 million, or 3 percent of revenue, in the prior quarter, and income from operations of $1.5 million, or 7 percent of revenue, in the fourth quarter 2016. Non-GAAP loss from operations for the fourth quarter 2017 was $0.3 million, or 1 percent of revenue, compared to $0.5 million, 2 percent of revenue in the prior quarter and Non-GAAP income from operations of $1.8 million, 8 percent of revenue in the fourth quarter 2016.

Fourth quarter 2017 net loss was $1.1 million, or a loss of $0.05 per diluted share, compared to third quarter 2017 net loss of $1.0 million, or a loss of $0.21 per diluted share, and fourth quarter 2016 net income of $142,000, or $0.01 per diluted share.

Non-GAAP net loss for the fourth quarter 2017 was $0.7 million, or a loss of $0.03 per diluted share. This compares to non-GAAP net loss of $0.9 million, or a loss of $0.19 per diluted share, for the third quarter 2017 and non-GAAP net income of $1.0 million, or $0.04 per diluted share for the fourth quarter 2016.

“We are very pleased with our progress in 2017, with revenue up 22 percent over last year,” said Faraj Aalaei,  Chairman and CEO.  “Aquantia introduced our Access products in the fourth quarter of 2016, quickly followed with the public introduction of numerous design wins with prominent OEMs in North America and Asia. We look forward to continued success for these products in 2018.”

Full Year 2017 Results:

Total revenue in the full year 2017 was $103.4 million, an increase of 19 percent compared to $86.7 million in 2016. Total revenue by market for the full year 2017 consisted of Data Center revenue of $64.8 million, Enterprise Infrastructure revenue of $35.2 million, Access revenue of $3.1 million, and Automotive revenue of $0.3 million.  Total revenue by market for the full year 2016 consisted of Data Center revenue of $64.0 million, Enterprise Infrastructure revenue of $22.5 million and Access revenue of $0.2 million.

Gross profit for the full year 2017 was $59.0 million, or 57 percent of revenue, compared to $52.6 million, or 61 percent of revenue, in 2016. Operating expenses for the full year 2017 were $62.0 million, compared to $49.0 million in 2016.

Loss from operations for the full year 2017 was $3.0 million, or 3 percent of revenue, compared to income from operations of $3.6 million, or 4 percent of revenue, in 2016. Non-GAAP loss from operations for the full year 2017 was $1.2 million, or 1 percent of revenue, compared to non-GAAP income from operations of $4.6 million, or 5 percent of revenue, in 2016.

Full year 2017 net loss was $5.4 million, or a loss of $0.59 per diluted share, compared to 2016 net loss of $0.4 million, or a loss of $0.10 per diluted share.

Non-GAAP net loss for the full year 2017 was $2.7 million, or $0.30 per diluted share. This compares to non-GAAP net income of $1.1 million, or $0.25 per diluted share for 2016.

Balance Sheet

Cash, cash equivalents and short-term investments totaled $56.4 million at December 31, 2017, compared to $15.4 million as of September 30, 2017. During the quarter, the Company raised $65.6 million in its IPO in November 2017, repaid all outstanding debt and fees of $17.8 million and used approximately $5.2 million for working capital.

Business Outlook

For the first quarter 2018, the Company expects revenue to be in the range of $27.25 million to $28.25 million, gross margin to be in the range of 56.5 percent to 58.5 percent and operating expenses to be in the range of $16.5 million to $18.5 million, which includes stock-based compensation expenses in the range of $0.9 million to $1.0 million.

Non-GAAP Financial Measures

In addition to GAAP reporting, the Company provides non-GAAP financial measures on income (loss) from operations and net income (loss). These non-GAAP financial measures exclude the income statement effects of stock-based compensation expense, amortization of acquired intangibles resulting from business combination, change in fair value of convertible preferred stock warrant liability and collaboration and development expense.  The Company believes that these non-GAAP financial measures help analyze the Company’s financial results, establish budgets and operational goals for managing its business and to evaluate performance. The Company also believe that the presentation of these non-GAAP financial measures provides an additional tool for investors to use in comparing Aquantia’s core business and results of operations over multiple periods with other companies in the industry, many of which present similar non-GAAP financial measures to investors. However, the non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP.

About Aquantia

Aquantia is a leader in the design, development and marketing of advanced, high-speed communications ICs for Ethernet connectivity in the Data Center, Enterprise Infrastructure and Access markets. Aquantia’s products are designed to cost-effectively deliver leading-edge data speeds for use in the latest generation of communications infrastructure to alleviate network bandwidth bottlenecks caused by the growth of global IP. Aquantia is headquartered in Silicon Valley. For more information, visit www.aquantia.com.

Conference Call Information

The Company will hold its fourth quarter 2017, earnings conference call at 2:00 PM Pacific time (5:00 PM Eastern time) on Thursday, February 8, 2018. To access the call in the U.S., please dial +1 412-317-5415, approximately 15 minutes prior to the start of the conference call.

A live audio webcast of the conference call and an archive for the replay will be available on the investor section of Aquantia’s website at https://investors.aquantia.com/.  To access the replay, please dial +1 412-317-0088; access code 10116127.

Forward-Looking Statements

Statements in the press release for the fourth quarter and the full year of 2017 regarding the Company, which are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “believe,” “expect,” “may,” “will,” “provide,” “continue,” “could,” and “should,” and the negative of these terms or other similar expressions. These statements include statements relating to: the Company’s business outlook and current expectations for upcoming quarter, including with respect to the identify any specific projections provided; the Company’s expectations regarding growth opportunities, including data center, enterprise infrastructure, access and automotive market; and the Company’s expectations regarding product adoption. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses and accumulated deficit; the Company’s dependence on a limited number of customers for a substantial portion of revenue and lack of long-term purchase commitments therefrom; the Company’s ability to achieve design wins in competitive selection processes; the Company’s ability to develop new or enhanced products in a timely manner; the size and growth potential of the markets that the Company targets and the Company’s ability to compete therein; market demand for the Company’s products, including by customers of its direct customers; reliance on third parties to manufacture, assemble and test our products as well as their ability to achieve cost and yield improvements; lengthy and expensive qualification processes; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in regulation and industry standards in the United States and other jurisdictions; and other risks inherent to the fabless semiconductor business. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Public Relations Contact:
Diane Vanasse
408-242-0027

diane.vanasse@aquantia.com

Investor Relations Contact:
Deborah Stapleton
650-815-1239
deb@stapleton.com

AQUANTIA CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$27,846	$22,767	$103,371	$86,675

Cost of revenue	11,773	8,754	44,348	34,064

Gross profit	16,073	14,013	59,023	52,611
Gross Profit Margin	58%	62%	57%	61%

Operating expenses
Research and development	12,307	9,931	44,763	36,553
Sales and marketing	1,852	1,130	7,235	5,347
General and administrative	2,928	1,437	9,975	7,124
Total operating expenses	17,087	12,498	61,973	49,024

Income (loss) from operations	(1,014)	1,515	(2,950)	3,587
Other income (expense)	173	(1,289)	(2,584)	(3,864)

Income (loss) before income tax expenses	(841)	226	(5,534)	(277)
Provision for (benefit from) income taxes	214	84	(117)	168

Net income (loss)	$(1,055)	$142	$(5,417)	$(445)

Net income (loss) per share
Basic	$(0.05)	$0.03	$(0.59)	$(0.10)
Diluted	$(0.05)	$0.01	$(0.59)	$(0.10)

Weighted - average shares used in computing net income per share:
Basic(1)	22,858	4,440	9,204	4,240
Diluted	22,858	24,282	9,204	4,240

(1)	The number of shares for 2016 does not reflect the conversion of convertible preferred stocks to common shares.

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AQUANTIA CORP.

RECONCILIATION OF GAAP NET INCOME/(LOSS)

TO NON-GAAP NET INCOME (LOSS)

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP net income (loss)	$(1,055)	$142	$(5,417)	$(445)

Stock-based compensation expense:
Cost of revenue	21	8	47	31
Research and development	429	130	973	489
Sales and marketing	87	25	197	95
General and administrative	179	70	456	324
Total stock-based compensation expense	716	233	1,673	939

Amortization of acquired intangibles resulting from business combination	9	8	34	33
Change in fair value of convertible preferred stock warrant liability	(393)	622	990	544

Non-GAAP net income (loss)	$(723)	$1,005	$(2,720)	$1,071

GAAP basic earnings per share	$(0.05)	$0.03	$(0.59)	$(0.10)
Effect of non-GAAP adjustments on basic earnings per share	0.02	0.20	0.29	0.35
Non-GAAP basic earnings per share	$(0.03)	$0.23	$(0.30)	$0.25

GAAP diluted earnings per share	$(0.05)	$0.01	$(0.59)	$(0.10)
Effect of non-GAAP adjustments on diluted earnings per share	0.02	0.03	0.29	0.35
Non-GAAP diluted earnings per share	$(0.03)	$0.04	$(0.30)	$0.25

Weighted - average shares used in computing net income per share:
Basic(1)	22,858	4,440	9,204	4,240
Diluted	22,858	24,282	9,204	4,240

(1) The number of shares for 2016 does not reflect the conversion of convertible preferred stocks to common shares.

GAAP Income (loss) from operations	$(1,014)	$1,515	$(2,950)	$3,587

Stock-based compensation expense	716	233	1,673	939
Amortization of acquired intangibles resulting from business combination	9	8	34	33

Non-GAAP income (loss) from operations	$(289)	$1,756	$(1,243)	$4,559

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AQUANTIA CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2017	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$8,040	$28,893
Short-term investments	48,362	-
Accounts receivable, net	15,012	11,495
Inventories	18,469	7,017
Prepaid expenses and other current assets	5,623	1,609
Total current assets	95,506	49,014

Property and equipment, net	9,973	8,122
Intangible assets, net	4,556	5,363
Other assets	331	3,210
Total assets	$110,366	$65,709

Liabilities, convertible preferred shares and shareholders' equity (deficit)
Current liabilities:
Accounts payable	$7,059	$4,757
Accrued liabilities	8,963	6,751
Long-term debt, current portion	-	11,238
Bank borrowings—line of credit	-	-
Total current liabilities	16,022	22,746

Long-term debt, net	-	6,991
Convertible preferred stock warrant liability	-	12,885
Other long-term liabilities	3,176	3,460

Total liabilities	19,198	46,082

Convertible preferred stock	-	199,434

Stockholders' equity (deficit):
Common stock	-	-
Additional paid-in capital	288,973	12,419
Accumulated comprehensive loss	(96)	-
Accumulated deficit	(197,709)	(192,226)
Total stockholders’ equity (deficit)	91,168	(179,807)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$110,366	$65,709